Exhibit 10.07

SEPARATION AGREEMENT

This Separation Agreement (the "Agreement") is being entered into between Brooks Automation, Inc. (the "Company") and Maurice H. Tenney III (the "Employee").  For purposes of this Agreement, Company includes parent, subsidiary and affiliated entities, and the stockholders, trustees, directors, officers, agents and employees of the Company or such entities.  Employee includes heirs, spouse, legal representative and assigns of the Employee.

This Agreement sets forth the complete understanding between the Employee and the Company.  This Agreement replaces any prior agreements except for any documents referred to in section 3 of this document. There are no oral understandings which relate to this Agreement.

The Employee acknowledges that the severance benefits described in this Agreement constitute good and sufficient consideration for this Agreement and include benefits or other valuable consideration in addition to what the Employee was entitled to without this Agreement.  Unless otherwise provided for expressly in this Agreement, all other benefits will cease as of September 6, 2019 (the “Termination Date”).

1.          Conditional on the execution of this Agreement, the Company will provide the following severance pay and benefits:

(a)     The Employee will be paid severance in the amount of $465,000, payable biweekly ($17,884.62) for a period of twelve months (the “Initial Salary Continuation Period”) and subject to all applicable deductions.  Payment will be made in installments pursuant to normal payroll practices commencing on the next available payroll cycle.

If Employee has not found and accepted a full time position during the Initial Salary Continuation Period, the Company will extend the bi-weekly payment plan on a payroll to payroll basis  until the earlier to occur of (A) twelve (12) additional months (26 additional bi-weekly payments) or (B) the date Employee starts employment (the “Contingent Salary Continuation Period”), provided that Employee is actively and in good faith seeking employment for a comparable executive position during the Contingent Salary Continuation Period.

In addition, the Company and Employee agree that for purposes of the hereof any executive position in which Employee has profit and loss or operational responsibility for any business shall be considered comparable.

(b)     An award approved under the terms of the Company’s FY 2019 performance-based variable compensation plan (“PBVC”).  Any earned payment per the terms of the PBVC plan shall be paid in a lump sum at the same time that PBVC payments are paid to other actively employed PBVC participants.  For the sake of clarity, the PBVC award payable to Employee shall be determined based on the actual achievement by the Company against the corporate and business unit financial metrics set forth in the PBVC plan as determined by the Company’s Board of Directors.

(c)     If the Employee timely elects to purchase group health and dental insurance continuation coverage under the federal Consolidated Omnibus Budget Reconciliation Act (COBRA) and timely remits the employee portion of premiums for such coverage, then the Company will continue to pay that portion of the premium it would have paid had Employee remained employed by the Company, and will maintain such coverage in effect until the end of the Initial Salary Continuation Period or Contingent Salary Continuation Period, as applicable, which period runs concurrently with the COBRA period. Thereafter, the Employee may continue receiving group health and dental coverage at the Employee’s own expense as provided by COBRA for the remainder of the COBRA period.  Eligibility to continue this coverage ends upon the termination of any period allowed by law.  Failure by the Employee to make timely payment of the Employee’s portion of the premiums will result in termination of coverage.  The Employee agrees to notify the Company promptly when he or she is covered by another plan.  If the Employee is a “highly compensated individual” (as defined in Section 105(h) of the Internal Revenue Code of 1986, as amended), the Company-paid portion of the group health and dental coverage, as determined by reference to the total COBRA premium, will be reported to the IRS as taxable income.

(d)     The Employee shall also be entitled to any benefits provided by the Company’s 401(k) plan, other retirement plans, and stock option, restricted stock and other equity incentive plans in which the Employee is a participant to the extent such benefits are earned and vested as of the Termination Date as determined under the terms of such plans, except as otherwise set forth in this Agreement.

2.          In addition to remaining employed through the Termination Date, Employee agrees to execute a consulting services agreement, in the form attached hereto as Exhibit A (the “Consulting Agreement”), pursuant to which Employee will provide certain consulting services to the Company for a period of time after the Termination Date as set forth therein (the “Consulting Period”), and all outstanding equity grants including, but not limited to, restricted and performance stock units, shall continue to vest during the Consulting Period. Any unvested equity grants remaining at the end of the Consulting Period shall be forfeited and canceled.

3.          The Employee acknowledges that the Employee signed a Non-Solicitation and Proprietary Information Agreement attached hereto as Exhibit B and a Noncompetition Agreement attached hereto as Exhibit C, each of which is incorporated herein by reference, and remains in full force and effect, except that the Noncompetition Agreement shall be revised to strike the words “or similar to” wherever such words appear and, in further exception, the Company agrees to limit the scope of the Noncompetition Agreement so that the restrictions set forth therein apply only to:

(a)  biorepository companies, including the Fisher BioServices division of ThermoFisher, EPL Archives (part of Avantor) and Cryoport;

(b)  automated cold store companies, including Hamilton, Askion and Liconic; and

(c)  sample management bioinformatics companies, including Ruro and Titian.

4.          The Employee will deliver to the Company all documents or materials of any nature belonging to it whether in original form or copies of any kind, including any trade secrets and proprietary information.  The Employee will return all property belonging to the Company including, but not limited to, keys, access card, computer software, and any related equipment.

5.          If the Employee violates Employee's obligations under this Agreement or any of the agreements referenced in Section 3  above, the Company will have the right to pursue any and all remedies at law or in equity including injunctive relief and  to obtain money damages and recover the value of any benefit which Employee received as a result of Employee's violation.  In addition, if (a) the Company becomes aware of facts and circumstances regarding any actions or misconduct of the Employee prior to the Termination Date, whether or not such facts and circumstances are known as of the Termination Date, that would have constituted grounds for termination of the Employee for “cause” (as defined in the Company’s equity grant award documents), and (b) the Company incurs any liabilities as a result of any actions or misconduct of the Employee prior to the Termination Date, whether or not such liabilities are known as of the Termination Date,  then in either case, the Company shall be entitled to recover from the Employee the aggregate value of any payments received under this Agreement and equity awards that vest during the term of the Consulting Agreement, provided that in the case of clause (b) above, “liabilities” shall mean a reasonable settlement following litigation or threatened litigation that is not frivolous (as defined in the common law of Massachusetts) or a final judgement against the Company and the Company’s recovery shall be limited to the amount of any such judgment or settlement that arises out of Employee’s wrongful actions or inactions, up to the aggregate value of any payments received under this Agreement and equity awards that vest during the term of the Consulting Agreement.

6.          The Employee specifically releases, remises and forever discharges the Company from all claims of any nature which the Employee now has or ever had arising from Employee's employment or the termination of Employee's employment with the Company, including any common law claims or statutory claims including, but not limited to:

(a)      claims under any state or federal discrimination, fair employment practices or other employment related statute, or regulation (as they may have been amended through the date of this Agreement) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, color, religion, national origin, age, gender, marital status, disability, handicap, veteran status or sexual orientation.  Without limitation, specifically included in this paragraph are any claims arising under the Federal Rehabilitation Act of 1973, Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar state or local statute or ordinance.

(b)      claims under any other state or federal employment related statute, or regulation (as they may have been amended through the date of this Agreement) relating to wages, hours or any other terms and conditions of employment.  Without limitation, specifically included in this paragraph are any claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar state or local statute or ordinance.

(c)      claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel,

unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

(d)      any other claim arising under state or federal law.

7.          This paragraph is intended to comply with the Older Workers Benefit Protection Act of 1990 ("OWBPA") with regard to the Employee's waiver of rights under the Age Discrimination in Employment Act of 1967 ("ADEA"):

(a)      The Employee is specifically waiving rights and claims under ADEA;

(b)      The waiver of rights under ADEA does not extend to any rights or claims arising after the date this Agreement is signed by the Employee;

(c)      The Employee acknowledges receiving consideration for this waiver;

(d)      The Employee acknowledges that the Employee has been advised to consult with an attorney before signing this Agreement;

(e)      The Employee acknowledges that after receiving a copy of this Agreement, the Employee had the right to take up to 21 days to consider the Employee's decision to sign the Agreement; the parties agree that changes, whether material or immaterial do not restart the running of the 21-day period.

This Agreement does not become effective for a period of seven (7) days after the Employee signs it. The Employee has the right to revoke this Agreement during the seven (7) day period. Revocation must be made in writing, signed by the Employee and delivered to the Company during the seven (7) day period.  If the Employee revokes this Agreement, the entire Agreement shall be null and void, and no severance benefits will be payable.

8.          This Agreement will be governed by Massachusetts law.  The Employee consents to the jurisdiction of any court within Massachusetts.

9.          In case it is determined by a court of competent jurisdiction that any provision herein contained is illegal or unenforceable, such determination shall not impair the remaining provisions of this Agreement.

10.        It is expressly understood and acknowledged by the Employee that this Agreement provides the Employee with valuable consideration to which the Employee would not ordinarily be entitled.

11.        This Agreement may not be amended except by a writing signed by the party against whom enforcement is sought.

12.        This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

13.        The Employee agrees that the Employee will not disparage the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees,

vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement.  The Company will cause its executive officers not to disparage the Employee with any written or oral statement.

14.        The Employee acknowledges that Employee has been afforded sufficient time to understand the terms and effects of this Agreement, and that the agreements and obligations herein are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

15.        Section 409A Requirements.  Notwithstanding anything to the contrary in this Agreement, the following provisions shall apply to any payments and benefits otherwise payable to or provided to the Employee under this Agreement:

(a)      For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), (1) each “payment” (as defined by Section 409A) made under this Agreement shall be considered a “separate payment,” and (2) payments shall be deemed exempt from the definition of deferred compensation under Section 409A to the fullest extent possible under (a) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), and (b) (with respect to amounts paid as separation pay no later than the second calendar year following the calendar year containing the Employee’s “separation from service” (as defined for purposes of Section 409A)) the “two‑years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.

(b)      If the Employee is a “specified employee” as defined in Section 409A (and as applied according to procedures of the Company) as of the Employee’s separation from service, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A), and to the extent required by Section 409A, no payments due under this Agreement may be made until the earlier of: (1) the first day of the seventh month following the Employee’s separation from service, or (2) the Employee’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Employee’s separation from service.

(c)      If this Agreement fails to meet the requirements of Section 409A, the Company shall not have any liability for any tax, penalty or interest imposed on the Employee by Section 409A, and the Employee shall have no recourse against the Company for payment of any such tax, penalty or interest imposed by Section 409A.

IN WITNESS WHEREOF, the Employee and the Company's duly authorized representative have caused this Agreement to be executed under seal on the dates shown below, to become effective 7 days after the Employee signs as provided in Paragraph 8.

I, Maurice H. Tenney III, represent and agree that I have carefully read this Agreement; that I have been given ample opportunity to consult with my legal counsel or any other party to the extent, if any that I desire and that I am voluntarily signing by my own free act.  This Agreement constitutes a voluntary and knowing waiver of rights under the laws and statutes referenced above.

Dated: September 6, 2019	/s/ Maurice H. Tenney III
Maurice H. Tenney III

BROOKS AUTOMATION, INC.
Dated: September 6, 2019	BY:	/s/ William T. Montone
	Name:	William T. Montone
	Title:	Senior Vice President, Human Resources

EXHIBIT A

CONSULTING SERVICES AGREEMENT

Consultant:	Maurice H. Tenney, III
Address:

Attention:	Dusty Tenney	Email:
Phone:		Fax:	NA

Brooks Automation, Inc., (“Brooks”), having offices at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824 U.S.A., and the above named party (“Consultant”) agree that the following terms and conditions will solely and exclusively govern any and all services to be provided by Consultant to Brooks.  This Agreement is effective as of the date of the last signature below.

1.         SERVICES

All services to be performed by Consultant under this Agreement, from time to time,  (collectively, the “Services”) will be mutually agreed to in writing either (a) by the parties executing a separate document incorporating the terms and conditions of this Agreement and describing the work to be performed and related period of performance, rates, and any milestones; or (b) by a Brooks purchase order containing the same information, incorporating the terms and conditions of this Agreement and accepted by Consultant.  That document or purchase order is referred to as a “Schedule” in this Agreement.  The Services will be performed either at Brooks’ premises, the premises of a Brooks customer, or Consultant’s premises.  Brooks will provide equipment, space, facilities and software programs necessary to perform the Services if performed at Brooks’ premises.

2.         TERM

This Agreement will remain in force until terminated as provided in this Agreement.  Each transaction under this Agreement shall have a Period of Performance as described in the applicable Schedule.

3.         TERMINATION

This Agreement shall remain in effect through November 30, 2019.  Thereafter, unless otherwise set forth in an applicable Schedule, either party shall have the right to terminate this Agreement, with or without cause, upon fourteen (14) days prior written notice to the other.

4.         PAYMENT

As consideration for the Services, payment to Consultant will be made as outlined in the applicable Schedule.  All rates and charges for Services are exclusive of any and all sales, use, service or like taxes, however designated, that may arise from this Agreement, exclusive of taxes based upon Consultant’s net income.  All rates and charges for Services are also exclusive of any and all out-of-pocket expenses, which must be approved in advance and in writing by Brooks.  Upon termination of this Agreement, Brooks will pay Consultant for all

Services performed and approved expenses incurred or committed to through the date of the termination in accordance with the applicable Schedule, but all other rates and charges described in that Schedule will be excused. The maximum hours authorized for Services on each individual transaction will be identified on the face of the Brooks Schedule authorizing the respective project. In no event will the services of Consultant be utilized under this Agreement on any individual transaction for more than the hours authorized by the respective Schedule, without a written amendment to that Schedule.

5.         INDEPENDENT CONTRACTOR

Consultant is an independent contractor and not an employee, agent or representative of Brooks, and will therefore not be eligible for any of Brooks’ employee benefits, except as set forth in the Separation Agreement dated September 6, 2019 between Consultant and Brooks (the “Separation Agreement”).  Specifically, but without limiting the generality of the prior sentence, Consultant is not covered under any of Brooks’ worker’s compensation, accident, liability, or other insurance policies, except as set forth in the Separation Agreement.  No partnership or joint venture is created by this Agreement or implied under this Agreement.   Neither party has any right to enter into any contracts or commitments in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

6.         REPORTS AND DELIVERABLES

Consultant will furnish written reports on its activities as and when requested by Brooks, and any deliverables described in a Schedule.

7.         CONFIDENTIALITY

In order to perform the Services, either party may from time to time provide the other party certain information and data respecting its products or business.  Both parties agree to protect that information and data (“Confidential Information”) from unauthorized disclosure, using at least the same degree of care and discretion that the party uses to protect its own similar information, but in no event less than a reasonable degree of care.  Both parties agree not to use the Confidential Information of the other party except in connection with the discharge of its obligations under this Agreement. All Confidential Information and rights relating to the Confidential Information of a party are the sole property of that party.  The party receiving that information (the “receiving party”) is not required to protect any Confidential Information which (i) is or becomes publicly available through no fault of the receiving party, (ii) is already in the receiving party’s possession, (iii) is independently developed by the receiving party outside the scope of this Agreement, (iv) is rightfully obtained from third parties which have no confidentiality obligations to the party which disclosed that information to the receiving party (the “disclosing party”); or (v) is disclosed pursuant to court order or as otherwise required by law, after giving the disclosing party notice of the required disclosure and after assisting the disclosing party in its reasonable efforts to prevent or limit the disclosure.

Neither party has, nor will disclose to the other party, or induce the other party to use, any trade secrets, confidential or proprietary information or material belonging to a third party without the permission of that third party. Consultant represents that its performance of all of the terms of this Agreement and its performance of its duties under this Agreement do not and will not breach any agreement or obligation to keep in confidence proprietary information acquired by Consultant in confidence or in trust.  Consultant has not entered into, and agrees that it will not enter into, any agreement either written or oral in conflict with this or any other provision of this Agreement.

Upon termination of this Agreement, or of any transaction under this Agreement, for any reason, Consultant will deliver to Brooks all documents or other materials relating to the Services, and Consultant will not take any of those documents or materials or any reproduction of the documents or materials or anything containing any, or relating to any, Confidential Information of Brooks.

8.         PROPRIETARY RIGHTS

A.         Consultant, with this Agreement, assigns to Brooks its entire right, title and interest in any invention, data (whether in written, schematic or any other form) or idea, patentable or not, including without limitation any software and software documentation, which Consultant makes or conceives either alone or jointly with others during the term of this Agreement:

(i)         while working for, or arising out of its work with, Brooks in any capacity as part of the Services; or

(ii)        which results from any task assigned to Consultant or others by Brooks or work performed by Consultant or others for or on behalf of Brooks, or

(iii)       which is discovered or developed using any of Brooks’ facilities or on Brooks’ time.

B.         Consultant agrees that in connection with any invention, data or idea covered by Paragraph 8(A) above:

(i)         Consultant will disclose promptly to Brooks;

(ii)        Consultant will, at Brooks’ request and expense, promptly execute a specific assignment of title to Brooks and do anything else reasonably requested to enable Brooks to secure a patent for or acquire or enforce any intellectual property or other rights.  These intellectual property or other rights include without limitation any copyrights in the invention, data or idea in the United States or in foreign countries.

C.         If for any reason, including incapacity, Brooks is unable, after reasonable effort, to secure Consultant’s signature on any document or documents needed to apply for, perfect or otherwise acquire a patent or any other intellectual property or other rights in the invention, data or idea, or to enforce such rights, Consultant hereby irrevocably designates Brooks as its agent and attorney-in-fact, to act  for and, in its behalf, to execute and file such documents with the same legal force and effect as if executed by Consultant.

D.         Consultant will cause each of its employees who work on the Services to agree in writing:  (a) to irrevocably and unconditionally assign to Consultant any and all intellectual property and other rights in and to that work; and (b) upon Consultant’s request, to execute those further assignments, documents and other instruments as may be reasonably necessary to effectuate that assignment. Consultant further agrees

that:   (i) each of its employees who works on the Services will, prior to beginning that work, enter into a written confidentiality agreement under which the employee agrees to hold the information of Consultant’s customers and clients in confidence; and (ii) none of those employees will be parties to any employment or other agreements providing that the intellectual property or other rights in and to that work will not vest in Consultant.

E.         Consultant agrees to grant and hereby does grant Brooks a royalty-free, nonexclusive, irrevocable license to all data not first developed by Consultant in the course of the Services, but which is incorporated in any material required to be delivered by Consultant to Brooks under this Agreement ("Other Data"); provided that that license will be effective only to the extent that Consultant now has, or prior to termination of this Agreement may acquire, the right to grant that license without becoming liable to pay compensation to others solely because of the grant.  Consultant will notify Brooks promptly in the event Consultant determines Consultant will so incorporate any Other Data.

9.         WARRANTY.

A.         Consultant represents and warrants to Brooks that the individuals performing Services under this Agreement are either citizens of the country where the Services are to be performed, or, if any of those individuals are not citizens of that country, they are legal resident aliens, authorized to work in that country.

B.         Consultant further warrants that the Services will be performed in a professional and workmanlike manner, will conform to generally accepted industry standards and practices, and will conform in all material respects to the requirements contained in each Schedule under this Agreement.

10.        LIMITATIONS OF LIABILITY

LIABILITY UNDER THIS AGREEMENT FOR DAMAGES, REGARDLESS OF THE FORM OF ACTION, WILL NOT EXCEED THE TOTAL AMOUNT PAID UNDER THE APPLICABLE SCHEDULE(S) FOR SERVICES DURING THE TWELVE (12) MONTH PERIODIMMEDIATELY PRECEDING THE CAUSE OF ACTION.

EXCEPT FOR BREACHES OF SECTIONS 7 (CONFIDENTIALITY) OR 8 (PROPRIETARY RIGHTS) OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR OTHER INDIRECT DAMAGES OR FOR ANY LOST PROFITS OF THE OTHER PARTY.

No action, regardless of form, arising out of the Services under this Agreement, may be brought by either party more than one year after the cause of action has accrued, except that an action for non-payment may be brought within one year of the date of last payment.

11.        INDEMNIFICATION

Consultant indemnifies and holds Brooks harmless from any and all losses, liabilities, damages, expenses, claims, demands, or causes of action arising out of (i) any false, fictitious, or fraudulent representation, warranty or certification made by Consultant regarding conflicting agreements under Section 7 (CONFIDENTIALITY) or regarding citizenship and legal residency status under Section 9 (WARRANTY), of this Agreement or (ii) any failure to comply with any Federal, state or local law rule or regulation.

Brooks indemnifies and holds harmless Consultant from any and all losses, liabilities, damages, expenses, claims, demands, or causes of action arising out of any failure of Brooks to comply with any Federal, state or local law, rule, or regulation.

12.        SUBCONTRACTING PROHIBITED

Brooks is contracting in this Agreement for the personal services of Consultant.  The performance of the Services to be rendered by Consultant under this Agreement may not be delegated or subcontracted by Consultant to others without prior written authorization from Brooks.

13.        RECORDS

Consultant agrees to maintain books, records, documents, and other evidence pertaining to the costs and expenses of this Agreement (the "Records") to the extent and in such detail as will properly reflect all costs and expenses for which the Consultant claims payment or reimbursement under the provisions of this Agreement.  During the term of the Agreement and for one year after, Consultant will make the Records available to Brooks upon request.

14.        TRADEMARKS

Brooks owns all trademarks, logotypes and other proprietary or other confidential information provided to Consultant by Brooks.  This Agreement does not grant ownership rights or rights to register any trademarks, logotypes or other proprietary or confidential information of Brooks.  Consultant will submit all advertisements and promotion material using those trademarks, logotypes or information to Brooks for written approval before use.

15.        EXPORTS

Consultant will not knowingly export, re-export or release any software, source code for the software, documentation or technical data furnished under this Agreement, or any part or any direct product thereof, directly or indirectly, to Iran, Iraq, Libya, Cuba, North Korea, Sudan and Syria, any other embargoed country, and any of those countries listed from time to time in Country Group D:1 or E:2 in the Export Administration Regulations, Parts 730-774 to Title 15 of the U.S. Code of Federal Regulations, without a license from the U.S. Department of Commerce and/or other appropriate governmental agencies, or other authorization under the Export Administration Regulations.  For purposes of this Agreement, the term "direct product" is defined to mean the immediate product (including processes and services) produced directly by use of the technical data.

16.        PUBLICITY

Consultant will not issue any announcements or press releases mentioning Brooks by name without the prior written consent of Brooks.

17.        INSURANCE

A.         Consultant will, at its expense, carry Errors and Omissions insurance, Statutory Workers' Compensation and Employer's Liability insurance, Comprehensive General Liability insurance, Professional Liability insurance and Automobile Liability insurance covering owned, non-owned and hired automobiles.  The insurance shall include coverage for Consultant’s obligations, including, but not limited to, indemnity obligations, under this Agreement.  In addition, the insurance will be in amounts greater than or equal to $500,000 for Statutory Worker’s Compensation and Employer’s Liability insurance and $1,000,000 per incident for all other insurance.  Certificates of insurance will be furnished to Brooks before starting performance under this Agreement and at any other time requested by Brooks.

B.         In the event of cancellation, change or intent not to renew, Brooks will be given 30 days prior written notice by the insurance carrier of each insurance policy.

C.         Brooks shall be listed as an additional insured under each of the policies mentioned in this Section.

D.         The insurances mentioned in this Section will be maintained by Consultant for a minimum of 3 years after completion of any Services under this Agreement.

E.         If Consultant is an individual or sole proprietor, Consultant will be not be obligated to comply with Sections A-D above provided Consultant signs the release language below as an individual in his or her personal capacity:

I, MAURICE H. TENNEY III, ACKNOWLEDGE THAT IN THE COURSE OF MY ENGAGEMENT BY BROOKS, MY PRESENCE ON OR USE OF BROOKS’ OR BROOKS’ CUSTOMER’S PROPERTY, RENTAL CARS OR EQUIPMENT (COLLECTIVELY “BROOKS PROPERTY”) SHALL BE AT MY OWN RISK.   IN ORDER TO INDUCE BROOKS TO ENGAGE ME AS A CONSULTANT AND AS CONSIDERATION FOR SUCH ENGAGMENT, I HEREBY FOREVER RELEASE AND DISCHARGE BROOKS AND ITS CUSTOMERS FROM ANY CLAIM, DEMAND OR SUIT, INCLUDING BUT NOT LIMITED TO, CLAIMS FOR PERSONAL INJURY, PROPERTY DAMAGE OR LOST WAGES THAT MAY ARISE BY VIRTUE OF OR IN CONNECTION WITH MY PRESENCE ON OR USE OF BROOKS PROPERTY.   I FURTHER AGREE INDEMNIFY AND HOLD BROOKS AND ITS CUSTOMERS HARMLESS FROM ANY SUCH CLAIMS, DEMANDS OR DAMAGES WHATSOEVER.

I HAVE OFFERED TO SIGN THIS RELEASE BECAUSE I HAVE ELECTED NOT TO ACQUIRE INSURANCE OF THE TYPE BROOKS TYPICALLY REQUIRES.   I ACKNOWLEDGE THIS RELEASE ABOVE IS A MATERIAL TERM OF THIS AGREEMENT WITHOUT WHICH BROOKS WOULD NOT ENGAGE ME AS A CONSULTANT.

ON BEHALF OF MYSELF AND ANYONE CLAIMING THROUGH ME:

MAURICE H. TENNEY III
PRINT INDIVIDUAL’S (NOT COMPANY) NAME:

SIGNED:	/s/ Maurice H. Tenney III

18.        GENERAL

A.         This Agreement, along with any Schedules, constitutes the entire Agreement between the parties with respect to the subject matter of this Agreement, and supersedes in all respects all prior proposals, negotiations, conversations, discussions, and agreements between the parties concerning that subject matter.  In the event of a conflict between the provisions of a Schedule and provisions of the rest of this Agreement, the latter will prevail.  This Agreement may not be modified except by written authorization from representatives of both parties.

B.         This Agreement, and all transactions under this Agreement, will be construed and governed by the internal laws of the Commonwealth of Massachusetts without regard to its choice of law principles, and Consultant agrees to submit to the jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts.  In all actions taken under this Agreement, Consultant will at all times comply with all provisions of all Federal and other applicable laws and regulations.

C.         Neither this Agreement, nor individual transactions under this Agreement, will be assigned by Consultant without the prior written consent of Brooks and any attempted assignment will be void.  Brooks may assign or transfer this Agreement, or any of Brooks’ rights or obligations under this Agreement, without Consultant's consent.

D.         Each provision contained in this Agreement will be treated as a separate and independent clause, and the unenforceability of any one clause will in no way impair the enforceability of any of the other clauses in this Agreement.  Moreover, if one or more of the provisions contained in this Agreement is for any reason held to be excessively broad as to scope, activity or subject so as to be at all unenforceable, those provision or provisions will be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the then applicable law.

E.         Any breach of this Agreement by Consultant will cause Brooks irreparable damages.  In the event of that breach, Brooks will have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of Consultant’s obligations under this Agreement.

F.         Any waiver by Brooks of a breach of any provision of this Agreement will not operate or be construed as a waiver of a breach of any other provision of this Agreement or of any subsequent breach of this Agreement.

G.         Consultant’s obligations under this Agreement will survive the expiration or termination of this Agreement, regardless of the manner of that expiration or termination.  Those obligations will be binding upon Consultant’s heirs, executors and administrators and will inure to the benefit of Brooks’ successors and assigns.  Specifically, and without limiting the generality of this subsection, the following sections of this Agreement will survive the expiration or termination of this Agreement:

Section 4	(Payment)
Section 7	(Confidentiality)
Section 8	(Proprietary Rights)

Section 9	(Warranty)
Section 10	(Limitations of Liability)
Section 11	(Indemnification)
Section 13	(Records)
Section 14	(Trademarks)
Section 16	(Publicity)
Section 17	(Insurance) (as described in that Section)
Section 18	(General)

H.         Any notice or communication required or permitted under this Agreement must be in writing and will be deemed received when personally delivered or one day after being sent via facsimile or three days after being sent via first-class mail, postage prepaid, return receipt requested, to a party at the address or number specified in this Agreement or at any other address either party may from time to time designate to the other.

AGREED AND ACCEPTED:

CONSULTANT	BROOKS AUTOMATION, INC.

/s/ Maurice H. Tenney III	/s/ William T. Montone
Authorized Signature	Authorized Signature

Maurice H. Tenney III	William T. Montone
Print Name	Print Name

Consultant	Senior Vice President, Human Resources
Title	Title

September 6, 2019	September 6, 2019
Date	Date

Schedule 1

to

Consulting Agreement between Brooks Automation, Inc. and Maurice H. Tenney, III

1.        SERVICES TO BE RENDERED

“Consultant” will, under the direction and at the request of Stephen S. Schwartz, President and Chief Executive Officer, provide the following consulting services:

     Assistance with the transition of responsibilities to Brooks’ next general manager/president of Sample Management, as reasonably requested by Stephen S. Schwartz; and

     any other advice or assistance as reasonably requested by Stephen S. Schwartz from time to time.

2.        PERIOD OF PERFORMANCE; TERMINATION

This Schedule shall be for services to be performed over the period beginning on September 7, 2019 and ending on November 30, 2019 (the “Term”).

Brooks shall only be permitted to terminate this Schedule and/or the Agreement in the event of Consultant’s material breach on any contractual obligation of Consultant to Brooks, including the terms of the Agreement and this Schedule.

3.        COMPENSATION

In exchange for providing the services described in this Schedule, the Company will provide for continued vesting during the Term of this Schedule of outstanding equity grants held by Consultant.

AMENDMENT NO. 1 TO

SEPARATION AGREEMENT

This Amendment No. 1 to Separation Agreement (this “Amendment”) is being entered into as of September 27, 2019 between Brooks Automation, Inc. (the "Company") and Maurice H. Tenney III (the "Employee").  All capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Agreement (as defined below).

WHEREAS, the Company and the Employee have entered into to that certain Separation Agreement, dated as of September 6, 2019 (the “Agreement”).

WHEREAS, the parties wish to amend the Agreement, in accordance with Section 11 of the Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound, the parties agree as follows:

1.    Amendment to the Agreement.  Section 2 of the Agreement is hereby amended and restated in its entirety as follows:

“2.  In addition to remaining employed through the Termination Date, Employee agrees to execute a consulting services agreement, in the form attached hereto as Exhibit A (the “Consulting Agreement”), pursuant to which Employee will provide certain consulting services to the Company for a period of time from the Termination Date through November 30, 2019 (the “Consulting Period”), and all outstanding equity grants that are scheduled to vest during the Consulting Period, including, but not limited to, restricted and performance stock units, shall continue to vest during the Consulting Period. All outstanding equity grants that are not scheduled to vest during the Consulting Period shall be forfeited and canceled as of the Termination Date.”

2.    Continuing Effect.  Except as specifically amended by this Amendment, all provisions of the Agreement shall remain in full force and effect.  Upon the execution hereof, this Amendment and the Agreement shall constitute one agreement.  The term "Agreement" as used in the Agreement shall mean the Agreement as amended by this Amendment.

IN WITNESS WHEREOF, the Company and the Employee have caused this Amendment to be executed as of the date and year first above written.

/s/ Maurice H. Tenney III
Maurice H. Tenney III

BROOKS AUTOMATION, INC.

BY:	/s/ Jason W. Joseph
Name:	Jason W. Joseph
Title:	SVP, General Counsel & Secretary